         Exhibit (g)(1)

ASSIGNMENT AND AMENDMENT OF CUSTODIAN AGREEMENTS

         ASSIGNMENT AGREEMENT AND AMENDMENT (the "Assignment Agreement"), dated as of April 30, 2009, among IVY FUNDS VARIABLE INSURANCE PORTFOLIOS, INC. (formerly, W&R Target Funds, Inc.), a Maryland corporation, on behalf of each of its series ("Assignor"), IVY FUNDS VARIABLE INSURANCE PORTFOLIOS, a Delaware statutory trust, on behalf of each of its series ("Assignee"), and UMB BANK, N.A. ("Custodian").

         WHEREAS, Assignor, on its own behalf and on behalf of each of its series, and Custodian have entered into a Custodian Agreement, as amended and restated from time to time ("Custodian Agreement");

         WHEREAS, Assignor, which is comprised of more than one series (each, an "Old Fund"), shall be reorganized as a Delaware statutory trust and each Old Fund shall be reorganized as a corresponding separate new series of Assignee (each new series of Assignee that corresponds to an Old Fund, a "New Fund"), all such reorganizations to be effective as of the date hereof;

         WHEREAS, in connection with such reorganizations, Assignor wishes to assign, on its own behalf and on behalf of each of its series its rights and duties under the Custodian Agreement to Assignee, on behalf of its corresponding New Fund(s), and Assignee, on behalf of its respective corresponding New Funds, wishes to succeed to the rights and assume the duties of Assignor under the Custodian Agreement, effective as of the date of hereof;

         WHEREAS, in accordance with Section 9.09 of the Custodian Agreement, Custodian is willing to consent to such assignment of Assignor's rights and delegation of Assignor's duties under the Custodian Agreement to Assignee.

         WHEREAS, in connection with the assignment from Assignor to Assignee, the parties wish to amend the terms of the Custodian Agreement so that, upon the effectiveness of this Assignment Agreement, Assignee shall, on behalf of and with respect to each New Fund, succeed to the rights and responsibilities of the corresponding Old Fund.

         NOW, THEREFORE, the parties hereto agree as follows:

1.

Assignment/Delegation. Effective as of the date of this Assignment Agreement, Assignor, acting on its own behalf and on behalf of each of its series, hereby assigns, transfers and sets over to Assignee, acting on behalf of each corresponding New Fund, the Custodian Agreement and all the rights, title and interest, powers, privileges and remedies of Assignor as to the corresponding Old Fund under the Custodian Agreement. Further, Assignee, acting on behalf of the applicable New Fund, hereby accepts the assignment of the Custodian Agreement as to the corresponding Old Fund and the assignment of all the rights, title and interest, powers, privileges and remedies, as well as all duties, liabilities and obligations, of Assignor under the Custodian Agreement as to the corresponding Old Fund.

2.

Consent by Custodian. As required by Section 9.09 of each Custodian Agreement, Custodian consents to the assignment of the Custodian Agreement and the resulting assignment of rights and duties as set forth in this Assignment Agreement. Further, Custodian releases Assignor from all further obligations and liabilities arising under the Custodian Agreement and acknowledges that Assignor intends to liquidate and dissolve following the reorganizations described above.

3.

Redocumentation. Upon the effectiveness of this Assignment Agreement, in connection with any and all transactions effected on or after the date hereof, all references in the Custodian Agreement to Assignor shall be deemed to refer to Assignee and all references in the Custodian Agreement to an Old Fund shall be deemed to refer to its corresponding New Fund. Except as expressly provided herein, all other terms and conditions of the Custodian Agreement are confirmed in all respects.

4.

Names and Addresses for Communications between Parties. Any information set forth in the Custodian Agreement relating to Assignor's name and address for communications between parties shall be deleted and replaced by the information relating to Assignee set forth below:

Ivy Funds Variable Insurance Portfolios
6300 Lamar Avenue
Overland Park, Kansas 66202
Attn: Fund Treasurer
Telephone: 913-236-2000
Telefax: 913-236-1595

5.

Representations. Each party hereto represents to the others that: (i) this Assignment Agreement does not and will not violate or conflict with its charter or by-laws (or comparable constituent documents), any law, regulation or order of any court or other agency of government applicable to it or any agreement to which it is a party or by which it or any of its property is bound; (ii) its obligations hereunder are legal, valid and binding on it and its assets enforceable in accordance with their terms; and (iii) the person signing this Assignment Agreement for such party is an officer, director, trustee, and/or partner of such party and is authorized and duly empowered to do so.

6.	Governing Law. This Assignment Agreement shall be construed in accordance with and governed by the laws of the State of Missouri, in each case without giving effect to principles of conflicts of law.

7.

Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be duly executed and delivered as of the date and year first above written.

ASSIGNOR:

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS, INC. (on behalf of itself and each of its series listed on Schedule A attached hereto)

By:	/s/ Mara D. Herrington
Name:	Mara D. Herrington
Title:	Vice President

ASSIGNEE:

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS (on behalf of itself and each of its series listed on Schedule A attached hereto)

By:	/s/ Mara D. Herrington
Name:	Mara D. Herrington
Title:	Vice President

CUSTODIAN:

UMB BANK, N.A.

By:	/s/ Bonnie L. Johnson
Name:	Bonnie L. Johnson
Title:	Vice President

SCHEDULE A
Ivy Funds VIP Asset Strategy
Ivy Funds VIP Balanced
Ivy Funds VIP Bond
Ivy Funds VIP Core Equity
Ivy Funds Dividend Opportunities
Ivy Funds VIP Energy
Ivy Funds VIP Global Natural Resources
Ivy Funds VIP Growth
Ivy Funds VIP High Income
Ivy Funds VIP International Growth
Ivy Funds VIP International Value
Ivy Funds VIP Micro Cap Growth
Ivy Funds VIP Mid Cap Growth
Ivy Funds VIP Money Market
Ivy Funds VIP Mortgage Securities
Ivy Funds VIP Real Estate Securities
Ivy Funds VIP Science and Technology
Ivy Funds VIP Small Cap Growth
Ivy Funds VIP Small Cap Value
Ivy Funds VIP Value
Ivy Funds VIP Pathfinder Aggressive
Ivy Funds VIP Pathfinder Moderately Aggressive
Ivy Funds VIP Pathfinder Moderate
Ivy Funds VIP Pathfinder Moderately Conservative
Ivy Funds VIP Pathfinder Conservative